SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

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☐ Soliciting Material Under Rule 14a-12

Cohen & Steers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 15, 2006

Dear Fellow Stockholders:

       It is our pleasure to invite you to the Cohen & Steers, Inc. 2006 Annual Meeting of Stockholders.

       We will hold the meeting on Tuesday, May 2, 2006, beginning at 9:00 a.m., local time, at our corporate headquarters located at 280 Park Avenue, 10th Floor, New York, New York 10017.

       This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about our company. Our 2005 Annual Report on Form 10-K and Annual Report to Stockholders accompany these enclosures.

       Your vote is important. Whether you plan to attend the meeting in person or not, please review the enclosed material and complete, sign, date and return the enclosed proxy card in the envelope provided. Instead of returning a proxy card, you may choose to vote your shares by using the Internet or telephone voting options explained on your proxy card.

       We look forward to seeing you at the meeting.

Sincerely,

Martin Cohen Co-Chairman and Co-Chief Executive Officer	Robert H. Steers Co-Chairman and Co-Chief Executive Officer

280 Park Avenue, New York, New York 10017-2013 Tel: (212) 832-3232 Fax: (212) 832-3622

March 15, 2006

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

       We will hold the Annual Meeting of Stockholders of Cohen & Steers, Inc. at our corporate headquarters located at 280 Park Avenue, 10th Floor, New York, New York 10017, on Tuesday, May 2, 2006, beginning at 9:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	Elect our entire board of directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;
(2)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2006; and
(3)	Consider any other business that is properly presented at the Annual Meeting.

       You may vote at the Annual Meeting or any adjournments or postponements thereof if you were a Cohen & Steers stockholder at the close of business on March 10, 2006.

       We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please complete, sign and date the enclosed proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. Instead of returning a proxy card, you may choose to vote your shares by using the Internet or telephone voting options explained on your proxy card. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting should you decide to attend.

By Order of the Board of Directors,

Lawrence B. Stoller Corporate Secretary

280 Park Avenue, New York, New York 10017-2013 Tel: (212) 832-3232 Fax: (212) 832-3622

March 15, 2006

PROXY STATEMENT

       These proxy materials are delivered in connection with the solicitation by the Board of Directors of Cohen & Steers, Inc., a Delaware corporation (“Cohen & Steers,” “we” or “our”), of proxies to be voted at our 2006 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

       You are invited to attend our 2006 Annual Meeting of Stockholders on Tuesday, May 2, 2006, beginning at 9:00 a.m., local time. The Annual Meeting will be held at our corporate headquarters located at 280 Park Avenue, 10th Floor, New York, New York 10017.

       This Proxy Statement and form of proxy are being mailed starting March 24, 2006.

Items to Be Voted on at the Annual Meeting

       The items of business scheduled to be voted on at the Annual Meeting are:

•	the election of directors;

•	the ratification of the appointment of our independent registered public accounting firm for the current fiscal year; and

•	any other business that is properly presented at the Annual Meeting.

Board Recommendation

       Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2006.

Stockholders Entitled to Vote

       Holders of record of our common stock at the close of business on March 10, 2006 are entitled to receive this notice and to vote their shares of our common stock at the Annual Meeting. As of March 10, 2006, 36,078,373 shares of our common stock, par value $0.01 per share, were outstanding. Holders of our common stock are entitled to one vote per share.

How to Vote

       If you hold your shares directly, you have four ways to vote, as explained on your proxy card. If your shares are in an account at a bank or broker, you will receive an instruction card and information on how to give voting instructions to your bank or broker.

       You may:

•	Complete, sign, date, and return the enclosed proxy card in the envelope provided; the envelope requires no postage if mailed in the United States.

OR

•	Vote by using the Internet. Instructions are provided on your proxy card. The Internet voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately. If you vote by the Internet, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

OR

•	Vote by telephone using the instructions on your proxy card.

OR

•	Vote in person by attending the Annual Meeting. We will distribute ballots on request to shareholders who are eligible to vote at the Annual Meeting. Even if you returned a proxy before the Annual Meeting, you may withdraw it and vote in person.

Voting at the Annual Meeting

       In the event you mail your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

       All proxies that have been properly signed and returned and not revoked will be voted in accordance with your instructions at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

       If you sign and return your proxy card and if any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

       You have the right to revoke your proxy. This right allows you to change your mind about how your shares will be voted at the Annual Meeting. You can revoke your proxy at any time before voting is declared closed at the Annual Meeting. You may revoke your proxy by sending a signed proxy with a later date in time for us to receive it before voting is declared closed, or by voting in person at the Annual Meeting. You may also revoke your proxy by using the telephone or Internet voting options explained on your proxy card. You cannot, however, revoke your proxy at the Annual Meeting if you do not attend in person.

       If your proxy is not properly revoked, we will vote your shares as indicated by your most recent valid proxy.

Required Vote

       The presence, in person or by proxy, of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

       A plurality of the voting power present in person or represented by proxy and entitled to vote is required for Item 1, election of directors. The affirmative vote of holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter is required for Item 2, ratification of our independent registered public accounting firm. Abstentions and broker “non-votes” are not counted in the voting tally for purposes of Item 1.

Cost of Proxy Solicitation

       We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission, and facsimile transmission on our behalf by our directors, officers or employees, without additional compensation. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

       A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 280 Park Avenue, 10th Floor, New York, New York 10017, by contacting our Corporate Secretary.

Multiple Copies of Annual Report to Stockholders

       In order to reduce printing and postage costs, we have undertaken an effort to deliver only one set of annual reports and one proxy statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used, however, if we have received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one set of annual reports and one proxy statement, we will deliver promptly a separate copy of the 2005 Annual Report on Form 10-K, the 2005 Annual Report to Stockholders and this Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, Cohen & Steers, Inc., at 280 Park Avenue, 10th Floor, New York, New York 10017. You may also contact the Corporate Secretary at (212) 832-3232. You can also notify us that you would like to receive separate copies of our annual reports and proxy statement in the future by writing our Corporate Secretary. Even if your household has received only one set of annual reports and one proxy statement, a separate proxy card has been provided for each stockholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope.

       If your household has received multiple copies of our annual reports and proxy statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

       If you own shares of common stock through a bank, broker or other nominee and receive more than one set of annual reports and proxy statement, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

       We keep all the proxies, ballots, and voting tabulations confidential as a matter of practice. We only let our Inspector of Election, Mellon Investor Services LLC, examine these documents. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to us by Mellon Investor Services, LLC.

Voting Results

       Mellon Investor Services LLC, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which we plan to file with the Securities and Exchange Commission (the “SEC”) in August 2006.

Annual Report

       We make available free of charge through our website at cohenandsteers.com under the headings “Corporate Info/SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, we will provide, without charge to each stockholder upon written request, a copy of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to Salvatore Rappa, Associate General Counsel, Cohen & Steers, Inc., 280 Park Avenue, 10th Floor, New York, New York 10017. Requests may also be directed to (212) 832-3232 or via e-mail to srappa@cohenandsteers.com. Copies may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Neither the Annual Report on Form 10-K for the year ended December 31, 2005 nor the 2005 Annual Report to Stockholders is part of the proxy solicitation materials.

PRINCIPAL STOCKHOLDERS

       As of March 10, 2006, our co-chairmen and co-chief executive officers, Martin Cohen and Robert Steers, each directly and indirectly owned approximately 35% of our outstanding common stock. As long as Mr. Cohen and Mr. Steers together own a majority of the voting power of our common stock, together they will be able to elect our entire Board of Directors and generally to determine the outcome of all corporate actions requiring stockholder approval.

ITEM 1:
ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

       Our amended and restated certificate of incorporation provides that the Board of Directors will consist of that number of directors determined from time to time by the Board of Directors. Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors has fixed the number of directors at six and has nominated the six persons identified herein for election as directors, to hold office until the next annual meeting of stockholders and the election and qualification of their successors. The Board of Directors recommends a vote “FOR” each of the six persons identified herein for election as directors.

       The proxies solicited hereby, unless directed to the contrary therein, will be voted FOR all of the nominees named in this Proxy Statement. All such nominees are currently directors of our company. All nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the shares represented by all valid proxies will be voted by the person or persons acting under said proxy in accordance with the recommendation of the Board of Directors.

       Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of March 10, 2006; the years the nominees first became directors of our company; and their biographical information.

Name	Age	Position
Martin Cohen	57	Co-chairman, co-chief executive officer and director
Robert H. Steers	53	Co-chairman, co-chief executive officer and director
Richard E. Bruce	68	Director
Peter L. Rhein	64	Director
Richard P. Simon	60	Director
Edmond D. Villani	59	Director

       Martin Cohen, co-founder, co-chairman and co-chief executive officer. Prior to co-founding the firm in 1986, Mr. Cohen was a senior vice president and portfolio manager at National Securities and Research Corporation from 1984 to 1986, where in 1985 he and Mr. Steers organized and managed the nation's first real estate securities mutual fund. From 1976 to 1981, Mr. Cohen was a vice president at Citibank, where in 1980 he organized and managed the Citibank Real Estate Stock Fund. Mr. Cohen has a BS degree from the City College of New York and an MBA degree from New York University. He has served as a member of the Board of Governors of the National Association of Real Estate Investment Trusts. In 2001, he was the recipient of the National Association of Real Estate Investment Trusts Industry Achievement Award. Mr. Cohen serves as co-chairman of each of the Cohen & Steers open-end and closed-end mutual funds.

       Robert H. Steers, co-founder, co-chairman and co-chief executive officer. Prior to co-founding the firm in 1986, Mr. Steers was a senior vice president and the chief investment officer of National Securities and Research Corporation from 1982 to 1986, where in 1985 he and Mr. Cohen organized and managed the nation's first real estate securities mutual fund. From 1977 to 1982, Mr. Steers was a vice president at Citibank, serving as an analyst and portfolio manager of Citibank's Emerging Growth Stock Fund. Mr. Steers has a BS degree from Georgetown University and an MBA degree from George Washington University. Mr. Steers serves as co-chairman of each of the Cohen & Steers open-end and closed-end mutual funds.

       Richard E. Bruce, director since August 2004, retired from Merrill Lynch in 2004. From 1992 until his retirement, Mr. Bruce worked in the Equity Capital Markets department at Merrill Lynch, most recently as a director. Mr. Bruce has a BA degree in economics from Union College and an MBA degree from the Wharton School of the University of Pennsylvania.

       Peter L. Rhein, director since August 2004, has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1976 until 1984, he was vice president, treasurer and chief financial officer of Wells Fargo Mortgage and Equity Trust, a real estate investment trust. Mr. Rhein is a Certified Public Accountant. Mr. Rhein serves on the board of directors and as chairman of the audit committee for Health Care Property Investors, Inc. and on the board of governors of the Fulfillment Fund, a not-for-profit organization which supports education for disadvantaged students. Mr. Rhein has a BS degree in accounting from Claremont McKenna College.

       Richard P. Simon, director since August 2004, retired from Goldman Sachs & Co. in 2004 and is currently a consultant with New Leaf Associates, which he formed in 2004. From 1978 until his retirement, he was an equity research analyst at Goldman Sachs. Between 1990 and 2002, Mr. Simon coordinated Goldman's global media, publishing, advertising, broadcasting, and cable research and served as a managing director from 1996 until his retirement. Prior to retiring from Goldman Sachs, Mr. Simon also mentored analysts and was deputy director of research. He is currently a member of the board of directors of Visions, a not-for-profit organization for the visually impaired and blind. Mr. Simon has a BA degree in accounting from the University of Toledo and an MBA degree from New York University.

       Edmond D. Villani, director since August 2004, served as Vice Chairman of Deutsche Asset Management, North America until December 31, 2005. Between 1997 and 2002 he was the chief executive officer of Scudder, Stevens & Clark, Inc. and its successor entities. He is chairman of the board of Georgetown University and serves on the board of the Colonial Williamsburg Foundation and the investment committee of the Rockefeller Brothers Fund. In addition, he chairs the advisory board of the Penn Institute for Economic Research at the University of Pennsylvania and is a member of the International Capital Markets Advisory Committee of the Board of the New York Stock Exchange. Mr. Villani has a BA degree in Mathematics from Georgetown University and a Ph.D. degree in economics from the University of Pennsylvania.

Other Executive Officers

       In addition to Mr. Cohen and Mr. Steers, the following persons serve as our executive officers:

Name	Age	Position
Joseph M. Harvey	42	President
Adam M. Derechin	41	Chief operating officer
Matthew S. Stadler	51	Chief financial officer
James S. Corl	39	Executive vice president
John J. McCombe	45	Executive vice president
Lawrence B. Stoller	42	Executive vice president, general counsel and secretary

       Joseph M. Harvey, president, is responsible for the firm's investment department. Prior to joining us in 1992, he was a vice president with Robert A. Stanger Co., where for five years he was an analyst specializing in real estate and related securities for the firm's research and consulting activities. Mr. Harvey has a BSE degree from Princeton University. Mr. Harvey serves as a vice president of each of the Cohen & Steers open-end and closed-end mutual funds.

       Adam M. Derechin, CFA, chief operating officer, is responsible for the firm's investment administration, legal and systems departments. Prior to joining us in 1993, he worked for the Bank of New England, where he supervised mutual fund accountants. Mr. Derechin has a BA degree from Brandeis University and an MBA degree from the University of Maryland. Mr. Derechin serves as chief executive officer and president of each of the Cohen & Steers open-end and closed-end mutual funds.

       Matthew S. Stadler, chief financial officer, oversees the firm's accounting and finance department. Prior to joining us in May 2005, he served as a managing director at Lehman Brothers Inc. and chief financial officer of Neuberger Berman Inc., a Lehman Brothers company. He joined Neuberger Berman in 1999 and served as chief financial officer while the firm was an independent public company. Mr. Stadler also served as a senior vice president and chief financial officer of National Discount Brokers Group from May 1999 until October 1999 and a senior vice president and chief financial officer of Santander Investment Securities Inc. from August 1994 until April 1999.

       James S. Corl, executive vice president, is the chief investment officer for all of our real estate securities portfolios. Prior to joining us in 1997, Mr. Corl spent two years as a vice president and co-portfolio manager with Heitman/PRA Securities Advisors, a REIT fund manager. Previously, he was an associate in the real estate investment banking group of Credit Suisse First Boston, where he specialized in the initial public offerings of REITs. Mr. Corl has also worked in the real estate consulting group of Arthur Andersen & Co. and as an office-leasing agent for Iliff, Thorn & Company, a West Coast commercial real estate brokerage firm. Mr. Corl has a BA degree with honors from Stanford University and an MBA degree from the Wharton School.

       John J. McCombe, executive vice president and director of marketing, oversees the firm's sales efforts for our open-end and closed-end mutual funds. Prior to joining us in 1997, he worked for Merrill Lynch for 14 years. Mr. McCombe has a BS degree from Fordham University and an MBA degree from Pace University.

       Lawrence B. Stoller, executive vice president, general counsel and secretary, oversees the firm's legal and compliance department. Prior to joining us in 1999, he was associate general counsel at Neuberger Berman Management Inc., assistant general counsel at The Dreyfus Corporation, an associate at the law firm of Dechert LLP and special counsel at the Securities and Exchange Commission. Mr. Stoller serves as assistant secretary of each of the Cohen & Steers open-end and closed-end mutual funds. Mr. Stoller has a BS degree from Cornell University and a JD degree from Georgetown University. He is a member of the Bar in New York and Washington, D.C.

CORPORATE GOVERNANCE AT COHEN & STEERS

       We regularly monitor regulatory developments and review our policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the New York Stock Exchange (the “NYSE”).

Corporate Governance Guidelines

       The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. Our Corporate Governance Guidelines is available at our corporate website at cohenandsteers.com under the headings “Corporate Info/Corporate Governance.” Further, we will provide a copy of this document without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, Cohen & Steers, Inc., 280 Park Avenue, New York, New York 10017.

Code of Business Conduct and Ethics

       The Board of Directors has adopted a Code of Business Conduct and Ethics for our directors, officers, and employees which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of our assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior. The Board of Directors has also adopted a Code of Ethics for our Senior Financial Officers. The purpose of the Code of Ethics for Senior Financial Officers is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of our financial books and records and the preparation of our financial statements. Our Code of Business Conduct and Ethics and Code of Ethics for our Senior Financial Officers are available at our corporate website at cohenandsteers.com under the headings “Corporate Info/Corporate Governance.” Further, we will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, Cohen & Steers, Inc., 280 Park Avenue, New York, New York 10017.

       Stockholders are encouraged to visit the corporate governance section of the “Corporate Info” page of our website at cohenandsteers.com for additional information about our Board of Directors and its committees, and corporate governance at our company.

Director Independence

       Background. Under the NYSE's corporate governance rules, no director qualifies as independent unless our Board of Directors affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. In addition, directors who have relationships covered by one of five bright-line independence tests established by the NYSE, as discussed below, may not be found to be independent.

       The NYSE's director independence requirements are designed to increase the quality of board oversight at listed companies and to lessen the possibility of damaging conflicts of interests. The NYSE's corporate governance rules do not define every relationship that will be considered material for purposes of determining a director's independence from our management. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. As the concern is a director's independence from our management, however, the NYSE does not view the ownership of even a significant amount of our stock, by itself, as a bar to an independence finding.

       NYSE's bright-line independence tests. The NYSE has adopted five bright-line independence tests for directors. Each of these tests describes a specific set of circumstances that will cause a director to be not independent from our management. For example, a director who is an employee of ours, or whose immediate family member is an executive officer of our company, is not independent until three years after the end of the employment relationship. The other bright-line independence tests address circumstances involving: the receipt of more than $100,000 per year in direct compensation from us, except for certain permitted payments such as director fees; employment by or affiliations with our current or former internal or external auditors; interlocking directorates; and certain business relationships involving companies that make payments to, or receive payments from, us above specified annual thresholds. For more information about the NYSE's bright-line director independence tests, including the NYSE commentary explaining the application of the tests, please go to the NYSE Web site at nyse.com.

       Categorical standards of director independence adopted by the Board of Directors. The NYSE's corporate governance rules permit a listed company's board of directors to adopt categorical standards of director independence. Categorical standards are intended to assist a board in making determinations of independence. The NYSE recognizes that the adoption and disclosure of categorical standards provide investors with an adequate means of assessing the quality of a board's independence and its independence determinations while avoiding the excessive disclosure of immaterial relationships.

       The Board of Directors, acting upon the recommendation of its Nominating and Corporate Governance Committee, has adopted categorical standards to assist it in determining whether or not certain relationships between the members of the Board of Directors and us or our affiliates and subsidiaries (either directly or as partner, shareholder or officer of an organization that has a relationship with us) are material relationships for purposes of the listing standards of the NYSE. The categorical standards address: (i) relationships arising in the ordinary course of business, such as asset management, acting as trustee, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers; (ii) relationships where a director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payment from, us for property or services in an amount which, in any single fiscal year, are less than the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company; (iii) relationships where a director beneficially owns, or is an employee of another company that beneficially owns, less than 10% of our common equity; (iv) relationships where a director is an executive officer or an employee of another company to which we are indebted, and the total amount of the indebtedness is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer or an employee; and (v) relationships where a director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than the greater of $1,000,000 or two percent of that organization's consolidated gross revenues.

       Independence determinations made by the Board of Directors. At its meeting on February 17, 2006, the Board of Directors made a determination as to the independence of each director, in accordance with the applicable NYSE corporate governance rules. The Board of Directors determined at this meeting that each of Messrs. Bruce, Rhein, Simon and Villani has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules. Certain of these directors have or may have one or more relationships that meet the categorical standards of independence adopted by the Board of Directors. At this meeting, the Board of Directors considered, but did not believe to be material, the fact that we, through our advisory clients, owned approximately 6% of the outstanding common stock of Health Care Property Investors, Inc., a company for which Mr. Rhein serves on the board of directors and is the chairman of the audit committee. The Board of Directors further determined that each of Messrs. Cohen and Steers was not independent. No director participated in the final determination of his own independence.

Consideration of Director Candidates

       The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Candidates for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board of Directors membership. The recommending stockholder should also submit evidence of the stockholder's ownership of our shares, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, Cohen & Steers, Inc., 280 Park Avenue, New York, New York 10017.

       Director Qualifications. Our Corporate Governance Guidelines contain Board of Directors membership criteria that apply to Nominating and Corporate Governance Committee-recommended candidates for a position on our Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors' oversight of our business and affairs and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of our stockholders.

       Identifying and Evaluating Candidates for Director. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.

       Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or a person designated by the Nominating and Corporate Governance Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate and reviews the person's accomplishments and qualifications. The Nominating and Corporate Governance Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

       There are no nominees for election to our Board of Directors this year who have not previously served as a director of our company.

Executive Sessions

       Executive sessions of non-management directors are held at least four times a year. “Non-management directors” include all directors who are not our officers. Currently, Mr. Cohen and Mr. Steers are the only officers of our company serving on the Board of Directors. Each session is chaired by one of the non-management members of the Board of Directors on a rotating basis. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

       The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including without limitation the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o General Counsel, Cohen & Steers, Inc., 280 Park Avenue, New York, New York 10017. To communicate with any of our directors electronically, stockholders should go to our corporate website at cohenandsteers.com. Under the headings “Corporate Info/Board of Directors/Contact the Board of Directors,” stockholders may find the e-mail address board_communications@cohenandsteers.com, which may be used for writing an electronic message to the Board of Directors, any individual director, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

       All communications received as set forth in the preceding paragraph will be opened by our Associate General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

       The Board of Directors has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our corporate website at cohenandsteers.com under the headings “Corporate Info/Corporate Governance.” Further, we will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, Cohen & Steers, Inc., 280 Park Avenue, New York, New York 10017.

The Audit Committee

       The Board of Directors has a standing Audit Committee composed of Messrs. Rhein (Chair), Bruce, Simon and Villani that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Rule 10A-3 establishes listing standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee's responsibility to select and oversee the company's independent registered public accounting firm; procedures for handling complaints regarding the company's accounting practices; the authority of the audit committee to engage advisors; and funding for the independent registered public accounting firm and any outside advisors engaged by the audit committee. As previously stated, the Board of Directors has determined that each of Messrs. Bruce, Rhein, Simon and Villani has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined in the

NYSE listing standards and the applicable SEC rules. Furthermore, the Board of Directors has determined that Mr. Rhein qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board of Directors has determined that each of Messrs. Bruce, Rhein, Simon and Villani has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

       The Audit Committee's primary purposes are to assist Board of Director oversight of the following: the integrity of our financial statements; the independent registered public accounting firm's qualifications and independence; the performance of our internal audit function and independent registered public accounting firm; and the compliance by us with legal and regulatory requirements. The Audit Committee also prepares the audit committee report as required by the SEC's rules for inclusion in our annual proxy statement. The Audit Committee's charter, as re-approved by the Board of Directors on February 17, 2006, was included as Appendix A to the Company's 2005 Proxy Statement and is also available on our corporate website at cohenandsteers.com under the headings “Corporate Info/Corporate Governance.”

       The Audit Committee regularly holds separate sessions with management, internal auditors, and independent registered public accounting firm. The Audit Committee's procedures for the pre-approval of the audit and permitted non-audit services are described in “Item 2: Ratification of the Appointment of Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy.”

The Compensation Committee

       The Compensation Committee is responsible for administering our stock award and incentive plans and establishing the compensation for our executive officers. The Compensation Committee is presently composed of Messrs. Villani (Chair), Bruce, Rhein and Simon. As previously stated, the Board of Directors has determined that each of Messrs. Bruce, Rhein, Simon and Villani has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules.

The Nominating and Corporate Governance Committee

       The Nominating and Corporate Governance Committee is responsible for the following: assisting the Board of Directors by identifying individuals qualified to become Board of Directors members, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to us; leading the Board of Directors in its annual review of the Board of Directors and management's performance; and recommending to the Board of Directors director nominees for each committee. The Nominating and Corporate Governance Committee is presently composed of Messrs. Simon (Chair), Bruce, Rhein and Villani. As previously stated, the Board of Directors has determined that each of Messrs. Bruce, Rhein, Simon and Villani has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules.

Meetings of the Board's Committees

       The Board of Directors met six times during 2005. During 2005, the Board of Directors' committees held the following number of meetings: Audit Committee—eight meetings; Compensation Committee—five meetings; Nominating and Corporate Governance Committee—three meetings. In 2005, each director then serving attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served.

       The Board of Directors believes that it is important for stockholders to have the opportunity to meet and talk to the independent members of the Board of Directors. Therefore, the Board of Directors generally schedules a board meeting in conjunction with our annual stockholders'

meeting and expects directors, absent valid reasons, to attend the stockholders' meeting. All of the members of the Board of Directors attended the 2005 annual meeting of stockholders.

Compensation of Directors

       Our policy is not to pay compensation to directors who are also our employees. Each outside director receives an annual retainer of $70,000, forty percent of which is payable quarterly in cash and sixty percent of which is payable quarterly in restricted stock units, and $1,500 for each board or committee meeting attended by such director. The restricted stock units are granted under the Cohen & Steers, Inc. 2004 Stock Incentive Plan and are 100% vested on the date of grant. In general, the shares of common stock underlying the restricted stock units granted to a director will be delivered to the director on the third anniversary of the date of grant. Dividends on these restricted stock units are paid in cash as and when dividends are paid by us on our common stock. In addition, the chair of the Audit Committee receives an additional annual retainer of $12,500, the chair of the Compensation Committee receives an additional annual retainer of $7,500 and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Outside directors are further reimbursed for travel and related expenses associated with attendance at board or committee meetings as well as expenses for continuing education programs related to their role as a member of the board. Outside directors receive no compensation from the company other than compensation as directors of the company.

       2005 Compensation. The following chart sets forth the compensation paid to non-employee directors in 2005 by the company.

Name	Total(1) ($)	Fees earned or paid in cash ($)	Stock Awards(2) ($)	Non-Stock Incentive Plan Compensation ($)	All Other Compensation ($)
Richard E. Bruce	98,732	60,299	38,433	—	—
Peter L. Rhein	109,982	71,549	38,433	—	—
Richard P. Simon	102,482	64,049	38,433	—	—
Edmond D. Villani	104,357	65,924	38,433	—	—

(1)	Does not include reimbursement of expenses incurred by the non-employee directors associated with attendance at board or committee meetings as well as expenses for continuing education programs related to their role as a member of the board. In 2005, that amount was $1,438, $7,939, $60 and $3,509, respectively, for each of Messrs. Bruce, Rhein, Simon and Villani.
(2)	Represents the grant date fair value of 1,958 restricted stock units granted to each of the non-employee directors as part of their director fees. Also includes $683 in dividends paid on their total restricted stock units in 2005.

REPORT OF THE AUDIT COMMITTEE

       In accordance with and to the extent permitted by the rules of the Securities and Exchange Commission (the “SEC”), the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Report of the Audit Committee

       The Board of Directors has appointed an Audit Committee composed of four directors, each of whom is independent as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Rhein is an “audit committee financial expert,” as that term is defined in the SEC rules.

       The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter was included as Appendix A to the Company's 2005 Proxy Statement and is also available on our corporate website at cohenandsteers.com under the headings “Corporate Info/Corporate Governance.” The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the company's financial statements, to plan or conduct audits, or to determine that the company's financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. Management is responsible for preparing the company's financial statements and for maintaining internal control and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the company's financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States.

       The Audit Committee has reviewed and discussed the company's audited financial statements with management and with Deloitte & Touche LLP, the company's independent registered public accounting firm for 2005.

       The Audit Committee has discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61, as amended and Rule 2-07 of Regulation S-X.

       The Audit Committee has received from Deloitte & Touche LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Deloitte & Touche LLP's independence with Deloitte & Touche LLP, and has considered the compatibility of nonaudit services with the auditor's independence.

       Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Peter L. Rhein (Chair) Richard E. Bruce Richard P. Simon Edmond D. Villani

OWNERSHIP OF COHEN & STEERS COMMON STOCK

       The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 10, 2006 by: (i) each person who is known by us to own beneficially more than 5% of any class of outstanding shares of our common stock; (ii) each of our directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of our executive officers and directors as a group.

       Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of common stock shown. The number of shares of common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following security ownership table, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of March 10, 2006 through the exercise of any option, warrant or right.

       As of March 10, 2006, there were 36,078,373 shares of our common stock outstanding. This amount does not include restricted stock units issued by us to our employees. See footnote 3 to the following stock ownership table.

Name(+)	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock Outstanding	Amount of Restricted Stock Units Owned(1)
Martin Cohen	12,678,716	(2)	35.14%	86,669
Robert H. Steers	12,678,716	(3)	35.14%	86,669
Richard E. Bruce	8,000		*	2,821
Peter L. Rhein	10,000		*	2,821
Richard P. Simon	2,000		*	2,821
Edmond D. Villani	1,000		*	2,821
Joseph M. Harvey	298,522		*	1,001,511
James S. Corl	5,585		*	492,565
John J. McCombe	13,445		*	491,934
All directors and executive officers as a group (12 persons)	25,713,218	(2)(3)	71.27%	3,179,163

+	The address for each of the directors and executive officers is c/o Cohen & Steers, Inc., 280 Park Avenue, New York, New York 10017.
*	The number of shares of common stock held by such individual is less than 1% of the outstanding shares of such class of common stock
(1)	Represents restricted stock units granted under the Cohen & Steers, Inc. 2004 Stock Incentive Plan. Additional information on the Stock Incentive Plan appears in the Report of the Compensation Committee and the Summary Compensation Table.
(2)	Includes 1,340,701 shares of common stock held by The Martin Cohen 1998 Family Trust. Mr. Cohen disclaims beneficial ownership of the shares held by this trust.
(3)	Includes 1,153,420 shares of common stock held by The Robert H. Steers Family Trust. Mr. Steers disclaims beneficial ownership of the shares held by this trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of holdings of, and transactions in, our shares with the SEC. To the best of our knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2005, our directors, executive officers and ten percent holders met all applicable SEC filing requirements. Reports filed with the SEC detailing purchases and sales of our equity securities by such persons may be found on our corporate website at cohenandsteers.com under “Corporate Info/SEC Filings.”

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

       The following summary compensation table sets forth information concerning compensation earned for the years 2003, 2004 and 2005 by our co-chief executive officers and the next three most highly compensated executive officers.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation(1)	Restricted Stock Awards		Securities Underlying Options/ SARS	LTIP Payouts	All Other Compensation
		($)	($)		($)	($)		(#)	($)	($)
Martin Cohen	2005	500,000	—		—	1,128,763	(4)	—	—	9,000	(8)
Co-Chairman and	2004	829,923	600,000	(5)	—	499,347	(6)	—	—	8,000	(8)
Co-CEO(2)	2003	1,058,000	4,000,000		—	—		—	—	7,000	(8)
Robert H. Steers	2005	500,000	—		—	1,128,763	(4)	—	—	9,000	(8)
Co-Chairman and	2004	829,923	600,000	(5)	—	499,347	(6)	—	—	8,000	(8)
Co-CEO(2)	2003	1,058,000	4,000,000		68,946 (7)	—		—	—	7,000	(8)
Joseph M. Harvey	2005	400,000	765,000	(3)	—	1,929,364	(4)	—	—	7,000	(8)
President	2004	403,077	900,000	(5)	—	15,066,212	(6)	—	—	6,500	(8)
	2003	276,154	2,250,000		—	—		—	—	6,000	(8)
James S. Corl	2005	300,000	988,000	(3)	—	1,108,416	(4)	—	—	7,000	(8)
Executive	2004	232,308	1,232,500	(5)	—	7,224,101	(6)	—	—	6,500	(8)
Vice President	2003	200,769	1,250,000		—	—		—	—	6,000	(8)
John J. McCombe	2005	300,000	795,000	(3)	—	785,847	(4)	—	—	7,000	(8)
Executive	2004	302,308	770,000	(5)	—	7,494,202	(6)	—	—	6,500	(8)
Vice President	2003	200,769	1,750,000		—	—		—	—	6,000	(8)

(1)	Except as otherwise noted below, perquisites and other personal benefits to the named executive officers were less than $10,000 in the aggregate and therefore, information regarding perquisites and other personal benefits has not been included.

(2)	On August 9, 2004, we entered into identical employment agreements with Martin Cohen and Robert H. Steers. Each employment agreement provides for an annual base salary of $500,000 and an annual bonus payment of at least $1,000,000, but no more than $5,000,000, as determined by the compensation committee of our Board of Directors. The annual base salary for Martin Cohen and Robert H. Steers may be increased from time to time in the sole discretion of the Board of Directors.

(3)	The actual annual incentive bonus for each of Messrs. Harvey, Corl and McCombe, before deferral of amounts under our Mandatory Stock Bonus Program and Optional Stock Purchase Program (see footnote 4 below) was $1,275,000, $1,318,000 and $935,000, respectively.

(4)	The value shown is the grant date fair value of 11,601, 11,988 and 8,507 restricted stock units awarded to each of Messrs. Harvey, Corl and McCombe, respectively, on January 27, 2006 pursuant to our Mandatory Stock Bonus Program in lieu of the payment of cash for a portion of their 2005 bonus, plus a 25% company match in additional restricted stock units on such mandatory deferral. Under the terms of the Mandatory Stock Bonus Program, 15% of each named executive officer's 2005 bonus was mandatorily awarded to him in the form of restricted stock units. This mandatory deferral was matched 25% by us. Dividends will not be paid in cash as declared by us, but will be accrued as additional restricted stock units. The deferred amount, plus the 25% company match and any dividends accrued on such deferred amounts, will vest and the underlying shares of common stock will be delivered on January 27, 2009. Payment of these deferred amounts is contingent on continued employment.

The value shown also includes the grant date fair value of 19,336 and 7,992 restricted stock units awarded to each of Messrs. Harvey and Corl, respectively, on January 27, 2006 pursuant to our Optional Stock Purchase Program in lieu of the payment of cash for a portion of their 2005 bonus, plus a 25% company match in additional restricted stock units on such voluntary deferral. Under the terms of the Optional Stock Purchase Plan, participants may elect to defer up to 25% of their annual incentive bonus in the form of restricted stock units. Mr. Harvey elected to defer 25% of his 2005 bonus into restricted stock units awarded by us and Mr. Corl elected to defer 10% of his 2005 bonus into restricted stock units awarded by us. These voluntary deferrals were matched 25% by us. Dividends will not be paid in cash when declared by us, but will be accrued as additional restricted stock units. Pursuant to the terms of the Optional Stock Purchase Plan, the deferred amounts are immediately vested and are not contingent on continued employment. However, the 25% company match and any accrued dividends thereon are unvested and are contingent on continued employment. The deferred amount, plus the 25% company match and any dividends accrued on such deferred amounts, will be delivered on January 27, 2009, subject, in the case of the company match and the dividends, to continued employment.

The value also includes the grant date fair value of 54,477, 54,477, 62,179, 33,515 and 29,420 restricted stock units awarded to Messrs. Cohen, Steers, Harvey, Corl and McCombe, respectively, on January 27, 2006. Subject to the participant's compliance with certain restrictive covenants, the shares of common stock underlying the restricted stock units will vest one-fifth ratably on each of January 27, 2007, 2008, 2009, 2010 and 2011.

(5)	The actual annual incentive bonus for each of Messrs. Cohen, Steers, Harvey, Corl and McCombe, before deferral by such officers of amounts under the our Mandatory Stock Bonus Program and Optional Stock Purchase Program (see footnote 6 below) was $1,000,000, $1,000,000, $1,500,000, $1,450,000 and $1,100,000, respectively.

(6)	The value includes the grant date fair value of 1,024,258, 511,695 and 513,965 restricted stock units awarded to Messrs. Harvey, Corl and McCombe, respectively, on August 12, 2004 for stock appreciation rights granted over several years and subsequently terminated at the time of the initial public offering of our common stock. These restricted stock units are 100% vested, and, subject to the participant's compliance with certain restrictive covenants, the shares of common stock underlying the restricted stock units will be delivered to each participant as follows: 20% on January 31, 2006, 40% on January 31, 2007 and 40% on January 31, 2008.

The value also includes the grant date fair value of 11,740, 11,740, 17,610, 17,023 and 12,913 restricted stock units awarded to each of Messrs. Cohen, Steers, Harvey, Corl and McCombe, respectively, on December 21, 2004 pursuant to our Mandatory Stock Bonus Program. The deferred amount, plus the 25% company match and any dividends accrued on such deferred amounts, will vest and the underlying shares of common stock will be delivered on December 21, 2007. Payment of these deferred amounts is contingent on continued employment.

The value also includes the grant date fair value of 19,567, 19,567, 29,351 and 12,913 restricted stock units awarded to each of Messrs. Cohen, Steers, Harvey and McCombe, respectively, on December 21, 2004 pursuant to our Optional Stock Purchase Program. The following named executive officers voluntarily deferred a portion of their 2004 bonus into restricted stock units awarded by us: Mr. Cohen (25%), Mr. Steers (25%), Mr. Harvey (25%) and Mr. McCombe (15%). The deferred amount, plus the 25% company match and any dividends accrued on such deferred amounts, will be delivered on December 21, 2007, subject, in the case of the company match and the dividends, to continued employment.

The value also includes the grant date fair value of 61,050, 18,315 and 24,420 restricted stock units awarded to Messrs. Harvey, Corl and McCombe, respectively, on December 10, 2004. Subject to the participant's compliance with certain restrictive covenants, the shares of common stock underlying the restricted stock units will vest one-third ratably on each of January 1, 2006, 2007 and 2008.

(7)	Amount reflects personal use of company aircraft.

(8)	Represents a matching contribution in our 401(k) Plan.

Option/SAR Grants and Option/SAR Exercises

       There are currently no outstanding stock options or stock appreciation rights to any of our employees or directors.

Report of the Compensation Committee

       The following is the compensation report to stockholders on our executive compensation policies with respect to compensation reported for fiscal year 2005. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of our future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Compensation Committee Report on Executive Compensation for Fiscal Year 2005

Introduction

       The Compensation Committee, comprised entirely of independent directors, reviews and approves the elements of the executive compensation program for key officers. The Compensation Committee utilizes outside compensation consultants from time to time during the year for survey data and other information as it deems appropriate. It is the Compensation Committee's practice to make the most significant compensation decisions in a multi-step process over more than one meeting, so that Compensation Committee members have the ability to consider and discuss alternative courses of action, to ask for additional information as necessary and to raise and discuss further questions.

       In administering the company's executive compensation program, the Compensation Committee strives to maintain programs that are effective in attracting and retaining officers capable of making significant contributions to the company's long-term success. In performing its function, the Compensation Committee will:

•	Review the company's executive compensation programs for appropriate alignment with our financial results and shareholder interests;

•	Review and adopt, or recommend to the Board of Directors, as appropriate, the adoption of new, or the amendment of existing, executive compensation plans, consistent with the best interests of the company's stockholders;

•	Review and approve actions associated with the annual incentive compensation program including the setting of annual goals, review of actual performance, and determination of bonuses based on that performance;

•	Approve actions involving the base salaries, incentive awards and grants, and long-term awards, perquisites and other personal benefits provided to the company's executive officers; and

•	Review and prepare reports and other material related to executive compensation disclosure.

       The Compensation Committee functions as follows:

•	Reviews and aligns the company's financial performance with the compensation paid to our executive officers;

•	Utilizes compensation data from appropriate comparable companies in the financial services industry and key management positions obtained from a nationally-recognized independent compensation consulting firm. This compensation data covers a peer group of selected investment management industry companies that compete in markets served by us; and

•	Obtains assistance from:

•	A nationally-recognized independent compensation consulting firm; and

•	the company's internal support staff.

       The following principles guide the design and administration of the company's compensation program:

       Compensation is related to performance. We believe that an employee's compensation should be tied not just to how the individual employee performs, but also to how well both the company as a whole and the employee's team perform against both financial and non-financial goals and objectives.

       Compensation levels are competitive. We annually review compensation survey data from independent sources to ensure that our total compensation program is competitive. The survey data used covers companies with whom the company competes for leadership talent. We target a leader's total compensation, reflecting the individual's maturity and expertise in the role, and sustained level of performance to be at or above the median of a comparison group of asset management companies. We do not aim to achieve compensation levels within a particular range related to levels provided by industry peers, but use these comparisons as one factor in determining the expected total value of salary, short-term incentives and long-term incentives that fairly compensate executive officers when considered in combination.

       Incentive compensation is a significant part of total compensation for more senior positions. On January 5, 2006, we approved a new “total compensation” approach to long-term incentive compensation. The redesign took into account evolving practices at other public asset management and financial services companies, as well as our own critical objective of further enhancing linkages between employee performance and the creation of shareholder value. Key elements of the redesigned policy include:

•	increasing the proportion of restricted stock units (and decreasing the proportion of cash) as a percentage of total compensation; and

•	increasing the vesting period for restricted stock unit grants from three years to five years.

       The proportion of an employee's total compensation that is paid in restricted stock units increases as total compensation and the scope and level of the individual's business responsibilities increase. For example, under our total compensation structure, the co-chairmen and co-chief executive officers in 2005 received nearly 70% of their total compensation in restricted stock units that vest over five years. For all other officers named in the Summary Compensation Table, in 2005 at least 30% of their total compensation was deferred into restricted stock units that vest over five years and an additional 15% was mandatorily deferred into restricted stock units that cliff vest after three years.

       Employees are provided with opportunities to own the company's common stock. The company provides employees at all levels with various ways to become owners of the company. Since our initial public offering in 2004, the company has made restricted stock unit grants to broad segments of employees and, through the current mandatory and voluntary deferred restricted stock unit programs wherein the company matches by 25% in additional restricted stock units any deferred portion of an employee's year-end discretionary bonus, has provided for a means for all employees to become owners of the company. Further, employees may purchase shares of the company's common stock at a 15% discount through the company's Employee Stock Purchase Plan.

       We will continue our practice of granting equity compensation selectively, to those employees at all levels who have exhibited sustained high performance levels, have the key skills and experiences, and the demonstrated potential that the company needs to be successful now and in the future. The company's goal in providing these opportunities is to align the interests of each employee with the interests of our shareholders.

       Incentive compensation balances short- and long-term performance. We look to balance the focus of all employees on achieving short-term, or annual, results that will ensure the company's long-term viability and success. To reinforce the importance of balancing these perspectives, the company's employees are regularly provided with both annual and long-term incentives. Participation in the long-term incentive programs increases at higher levels of responsibility, as employees in these leadership roles have the greatest influence on the company's strategic direction and results over time.

       We seek to maximize the tax deductibility of compensation. Our goal is to have most of the compensation paid to the company's co-chairmen and co-chief executive officers and three other most highly compensated executive officers qualify as performance based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The company's compensation plans are structured so that all amounts paid under those plans will be fully deductible. However, based on the complexity of our business, the rapidly changing nature of the industry, as well as the continued competitive market for outstanding leadership talent, we believe it may be appropriate and competitive to provide certain compensation even though it is not fully tax-deductible.

Elements of Executive Compensation

       The three primary components of our executive compensation program are base salary, annual incentive awards (bonus) and long-term incentive awards.

       Base salary. Base salaries for all employees, including those in senior leadership roles, are set at levels that are competitive with similar positions at other comparable asset management companies. While the company conducts surveys annually, salaries for those at executive levels are generally adjusted less frequently. Adjustments at the senior leadership level are made to recognize significant expansion of an individual's role, outstanding and sustained individual performance, or if competitive market data indicate a significant deviation versus market.

       Annual incentive awards. Annual incentive awards are bonuses designed to provide a linkage among executive performance, annual objective performance measures and long-term increases in stockholder value.

       For the 2005 award period, annual incentive awards were made to the five executive officers listed in the compensation table under the Cohen & Steers 2004 Annual Incentive Plan (the “Annual Incentive Plan”).

       On March 4, 2005, the Compensation Committee determined the maximum incentive awards for each of the five executive officers listed in the compensation table and for all of our employees as a whole. These annual incentive awards were expressed as a percentage of the company's pre-incentive and pre-tax operating income, excluding adjustments for extraordinary items. The Compensation Committee may exercise its discretion to reduce or eliminate an executive officer's award, based on its assessment of the officer's performance, as well as performance of the company and compensation amounts paid to employees in similar positions at other comparable asset management companies.

       On January 5, 2006, the Compensation Committee took the actions necessary to arrive at the actual amount of the annual incentive award for each of the five executive officers listed in the compensation table and for all of the employees of the firm as a whole. As part of this process, the Compensation Committee calculated the amounts based on actual financial results in accordance with the Annual Incentive Plan. For the key executives, the Compensation Committee then reviewed a wide range of company and individual performance factors, as well as a peer group analysis before finalizing annual bonus awards. For the top five executives, bonus amounts were below the calculated amounts.

       In order to retain the company's executive officers and promote stock ownership, for fiscal year 2005, 15% of the annual incentive awards made to the executive officers listed in the compensation table were mandatorily deferred pursuant to the Mandatory Stock Bonus Program under the Cohen & Steers 2004 Stock Incentive Plan (the “Stock Incentive Plan”). Under the terms of the Mandatory Stock Bonus Program, the company matches 25% of the mandatory deferred amount, and any dividends paid by the company on its common stock will be accrued in additional restricted stock units on such deferred and company match amounts. For fiscal year 2005, the deferred amount, the company match, and all accrued dividends vest on the third anniversary of grant.

       All employees may voluntarily defer up to 25% of their annual incentive award pursuant to the Optional Stock Purchase Program under the Stock Incentive Plan. Under the terms of the Optional Stock Bonus Program, the company matches 25% of the voluntary deferred amount and any dividends paid by the company on its common stock will be accrued in additional restricted stock units on such deferred and company match amounts. Pursuant to the terms of the Optional Stock Purchase Program, the voluntarily deferred amounts are immediately vested and the company match and accrued dividends vest on the third anniversary of the grant. For fiscal year

2005, each of Messrs. Harvey (25%) and Corl (10%) elected to defer a portion of their bonus pursuant to the Optional Stock Purchase Program.

       Long-term incentive awards. Restricted stock units and other annual incentive share awards may be made pursuant to the Stock Incentive Plan. The purposes of the Stock Incentive Award Plan are to attract, retain and motivate executives of outstanding ability and to promote the identification of their interests with those of the company's stockholders. The Compensation Committee believes that the company's current long-term incentive program is effective and that the use of restricted stock units is a competitive way to address the important issue of retaining key executive talent.

       On January 5, 2006, the Compensation Committee granted, effective on January 27, 2006, 54,477, 54,477, 62,179, 33,515 and 19,420 restricted stock units to Messrs. Cohen, Steers, Harvey, Corl and McCombe, respectively. Subject to the participant's compliance with certain restrictive covenants, the shares of common stock underlying the restricted stock units will vest one-fifth ratably on each of January 27, 2007, 2008, 2009, 2010 and 2011. The holders of these restricted stock units are not entitled to dividend equivalent payments.

Benefits and perquisites

       The company's practice is to provide benefits and perquisites to executive officers that are the same as those offered to all other employees of the company. No benefits and perquisites are made available to executive officers in addition to those available to all other employees.

Co-Chief Executive Officer compensation

       The company has entered into identical employment agreements with its co-chief executive officers, Martin Cohen and Robert H. Steers. Each employment agreement provides for a base salary of $500,000 and an annual bonus payment of at least $1,000,000, but no more than $5,000,000, as determined by the Compensation Committee.

       The Compensation Committee authorized Mr. Cohen's and Mr. Steers' compensation package for 2005, which included base salary and an incentive award (solely in the form of restricted stock units). The Compensation Committee's decisions regarding Mr. Cohen's and Mr. Steers' compensation are reported to and discussed by the full Board of Directors at its next regularly scheduled meeting.

       The Compensation Committee authorized a base salary in the amount of $500,000 and an incentive award under the Stock Incentive Plan valued at $1,123,000 (54,477 restricted stock units) to each of Mr. Cohen and Mr. Steers.

Tax policy

       Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation exceeding $1 million paid to the chief executive officer and any of the executive officers included in the compensation tables preceding this report, subject to certain exceptions.

       Pursuant to transitional rules set forth in the regulations under Section 162(m) of the Code, the $1 million deduction limit did not apply to the compensation paid to the co-chief executive officers and any of the company's executive officers in 2005 pursuant to the terms of the Annual Incentive Plan and the Stock Incentive Plan and are not expected to apply to the compensation paid to the co-chief executive officers and any of the company's executive officers in 2006 pursuant to such plans. Accordingly, all such compensation paid prior to such time should be deductible by the company. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to such executive officers, it will maintain flexibility to take other actions that may be based on considerations other than tax deductibility.

Conclusion

       Based upon its review of our executive compensation program, the Compensation Committee has concluded that the program's basic structure is appropriate, competitive and effective to serve the purposes for which it was created.

MEMBERS OF THE COMPENSATION COMMITTEE
Edmond D. Villani (Chair) Richard E. Bruce Peter L. Rhein Richard P. Simon

Compensation Committee Interlocks and Insider Participation

       From time to time, certain members of the Compensation Committee may have investments in various Cohen & Steers investment products. Such transactions are made in the ordinary course of business and on substantially the same terms as with any of our other clients.

Employment Agreements with Martin Cohen and Robert H. Steers

       We have entered into identical employment agreements with Martin Cohen and Robert H. Steers (each, an “Executive”). Each employment agreement provides for the Executive's employment as our co-chief executive officer and co-chairman of the Board of Directors for a term of three years, subject to automatic, additional one-year extensions unless either party gives the other 60 days prior notice that the term will not be extended.

       Each employment agreement provides for an annual base salary of $500,000 and an annual bonus payment of at least $1,000,000, but no more than $5,000,000, as determined by the Compensation Committee. During the term, each Executive will be entitled to:

(1) employee benefits that are no less favorable than those employee benefits provided to him before the offering; and

(2) participate in all of our employee benefit programs on a basis which is no less favorable than is provided to any of our other executives.

       Termination of Employment

       Pursuant to each employment agreement, if the Executive's employment terminates prior to the expiration of the term due to his death or disability, the Executive will be entitled to receive:

(1) a payment equal to his target annual bonus for the fiscal year in which the termination occurs;

(2) any accrued, but unpaid, base salary through the date of termination; and

(3) any accrued and earned, but unpaid, annual bonus for any previously completed fiscal year.

       As set forth in each employment agreement, if an Executive's employment is terminated prior to the expiration of the term by us without “cause” or by the Executive for “good reason” or if we elect not to extend the term (each a “qualifying termination”), the Executive will be entitled, subject to his compliance with certain restrictive covenants, to a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following a change in control) the sum of his annual base salary and his target annual bonus for the fiscal year in which the termination occurs. Any termination by us without cause within six months prior to a change in control will be deemed to be a termination of employment on the date of such change in control.

       In the event of a termination of an Executive's employment which is not a qualifying termination or a termination due to the Executive's death or disability (including if the Executive resigns without good reason), the Executive will be entitled to receive only the accrued but unpaid salary through the date of termination and earned but unpaid bonus for the previously completed fiscal year.

       Each employment agreement generally provides that, if the Executive's employment terminates for any reason other than by us for cause, the Executive and his spouse and dependents will be entitled to continued coverage under our medical plans in which he was participating at the time of such termination for the remainder of his life, subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee.

       Restrictive Covenants

       Non-competition. Pursuant to each employment agreement, during the term of the agreement and, if the Executive's employment is terminated by us for cause or by the Executive without good reason or the Executive elects not to extend the term, for one year following such termination of employment, the Executive generally will be prohibited from:

(1) seeking to provide or providing investment advisory services to certain persons to whom we or any of our affiliates render services;

(2) soliciting or seeking to induce or actually inducing certain of our employees or employees of our affiliates to discontinue their employment with us or hiring or employing such employees;

(3) competing with us and our affiliates;

(4) acquiring a financial interest in, or otherwise becoming actively involved with, any competitive business; and

(5) interfering with, or attempting to interfere with, business relationships between us or any of our affiliates and our customers, clients, suppliers, partners, members or investors.

       Confidentiality, Intellectual Property and Non-Disclosure. Each Executive is subject to customary confidentiality, intellectual property and non-disclosure covenants, including a covenant which, in general, prohibits the Executive from disclosing, retaining or using for his or any other person's benefit our confidential information and a covenant which, in general, requires the Executive to assign, transfer and convey to Cohen & Steers all rights and intellectual rights to any works of authorship, inventions, intellectual property, materials, documents or other work product by the Executive.

       If the Executive breaches any of the restrictive covenants or the confidentiality, intellectual property or non-disclosure covenants, in addition to any remedies at law, the Executive agrees that we will be entitled to cease making any payments or providing any benefit otherwise required by the employment agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

       If a dispute arises out of the employment agreement with an Executive, we will pay the Executive's reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution. In addition, each employment agreement provides that, in the event payments under an employment agreement or otherwise result in a parachute excise tax to the Executive, he will be entitled to a gross up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross up payment.

       Each employment agreement also provides that upon a termination of the Executive's employment for any reason, in general, the Executive will retain the right to use his name in connection with future business ventures.

COMMON STOCK PERFORMANCE GRAPH

       The following graph compares the cumulative total stockholder return on our common stock from August 13, 2004 (the date our common stock first began trading on the NYSE) through December 31, 2005, with the cumulative total return of the Standard & Poor's 500 Stock Index (“S&P 500”) and the SNL Asset Manager Index*. The graph assumes the investment of $100 in our common stock and in each of the two indices on August 13, 2004 and the reinvestment of all dividends, if any. The initial public offering price of our common stock was $13.00 per share.

08/13/04

09/30/04

12/31/04

03/31/05

06/30/05

09/30/05

12/31/05

180

170

160

150

140

130

120

110

100

Total Return Performance

Cohen & Steers, Inc.

S&P 500

SNL Asset Manager Index

	Period Ending
Index	8/13/04	9/30/04	12/31/04	3/31/05	6/30/05	9/30/05	12/31/05

Cohen & Steers, Inc.	100.00	119.52	126.61	129.36	162.42	158.49	148.51
S&P 500	100.00	104.89	114.52	112.06	113.60	117.69	120.15
SNL Asset Manager Index*	100.00	111.08	137.38	133.98	148.79	156.86	174.72

*	The SNL Asset Manager Index currently comprises the following companies: Affiliated Managers Group, Inc.; Alliance Capital Mgmt Holding; BKF Capital Group, Inc.; BlackRock, Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Franklin Resources, Inc.; GAMCO Investors, Inc.; Hennessy Advisors, Inc.; Integrity Mutual Funds, Inc.; Janus Capital Group, Inc.; Legg Mason, Inc.; Nuveen Investments, Inc.; SEI Investments Co.; T. Rowe Price Group, Inc.; U.S. Global Investors, Inc.; Value Line, Inc.; W.P. Stewart & Co., Ltd.; Waddell & Reed Financial, Inc.; and Westwood Holdings Group, Inc.

       In accordance with the rules of the SEC, this section entitled “Common Stock Performance Graph” shall not be incorporated by reference into any future filings by us under the Securities Act or Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cohen & Steers Mutual Funds

       The mutual funds for which we are the investment advisor are funds that we established and are marketed under our name. Mr. Cohen and Mr. Steers, our chairmen and co-chief executive officers, serve as directors and officers of each Cohen & Steers closed-end and open-end mutual fund. Mr. Steers serves as director, chairman and secretary and Mr. Cohen serves as a director, president and treasurer of each of the funds. Mr. Steers and Mr. Cohen do not receive compensation for their services from any Cohen & Steers mutual fund. There are no relationships between our other directors and the Cohen & Steers mutual funds or the institutional separate accounts for which we are the investment advisor.

       In 2005, we earned advisory fee revenue of $98.7 million and administration fee revenue of $4.4 million from these affiliated funds. In 2005 distribution and service fee revenue from such funds aggregated $12.0 million.

S Corporation Distributions and Tax Indemnification Agreement

       Since we were organized in 1986 and until our initial public offering in 2004, we were treated for federal and certain state income tax purposes as an S corporation under Subchapter S of the Internal Revenue Code and comparable state laws. As a result, our earnings were taxed, with certain exceptions, directly to our stockholders, Mr. Cohen and Mr. Steers, rather than to us, leaving our stockholders responsible for paying income taxes on these earnings. We historically paid distributions to our stockholders to enable them to pay their income tax liabilities as a result of our status as an S corporation and, from time to time, to distribute previously undistributed S corporation earnings and profits.

       We have entered into a tax indemnification agreement with Mr. Cohen and Mr. Steers. Although we believe that we have met the requirements for an S corporation, the agreement provides for, among other things, Mr. Cohen and Mr. Steers to indemnify us for any additional U.S. federal and state income taxes, including interest and penalties, incurred by us if for any reason we are deemed to have been a C corporation during any period in which we reported our taxable income as an S corporation. The tax indemnification obligation of Mr. Cohen and Mr. Steers will be limited to the aggregate amount of all distributions we made to them to pay taxes during any time that we reported our taxable income as an S corporation but are deemed to have been a C corporation. The agreement also provides for payment by Mr. Cohen and Mr. Steers to us and by us to Mr. Cohen and Mr. Steers to adjust for any increases or decreases in tax liability arising from a tax audit that affects our tax liability and results in a corresponding adjustment to the tax liability of Mr. Cohen and Mr. Steers. We will increase, or gross up, our indemnification payments to Mr. Cohen and Mr. Steers to the extent necessary to take into account the increase in current tax liability incurred by Mr. Cohen and Mr. Steers on account of the indemnification payments. The amount of any payment cannot exceed the amount of benefit received by us or Mr. Cohen and Mr. Steers attributable to the adjustment in tax liability. If we are required to make substantial payments under this tax indemnification agreement, it could adversely affect our financial condition.

Registration Rights Agreement

       Mr. Cohen and Mr. Steers have entered into a registration rights agreement with us, pursuant to which we have granted to them, their affiliates and certain of their transferees the right, as described below, to require us to register under the Securities Act shares of common stock (and other securities convertible into or exchangeable or exercisable for shares of common stock) held by them. Such registration rights are generally available to the rights holders until registration under the Securities Act is no longer required to enable them to resell the registrable securities owned by them. The registration rights agreement provides, among other things, that we will pay all expenses in connection with the first ten demand registrations requested by the rights holders and in connection with any registration commenced by us in which the rights holders participate through “piggyback” registration rights granted under such agreement. We have the right to postpone any demand registration if to register would require an audit of us other than our regular audit, if another registration statement which was not effected on Form S-3 has been declared effective under the Securities Act within 180 days or, for a period of 90 days, if we determine that it is in our best interests to do so. The rights of the rights holders to exercise their “piggyback” registration rights are subject to our right to reduce on a pro rata basis among all requesting holders the number of requested shares of common stock to be registered if in the opinion of the managing underwriter the total number of shares to be so registered exceeds that number which may be sold without having an adverse effect on the price, timing or distribution of the offering of the shares.

Agreements to Waive Investment Advisory Fees and Bear Expenses

       We reduce the expenses of twelve of the seventeen mutual funds for which we are the investment advisor by waiving investment advisory fees (which reduces our revenue by an amount equal to the fees waived) or bearing expenses (which increases our expenses by an amount equal to the expenses borne) otherwise payable by these funds. We have contractually agreed with:

•	six of the nine closed-end mutual funds for which we are the investment advisor to waive up to 49% of our investment advisory fees for 10 years following the commencement of the fund's operations;

•	five of the eight open-end mutual funds for which we are the investment advisor to waive our investment advisory fees and/or reimburse the open-end mutual funds so that their expenses do not exceed between 0.65% and 2.35% of their net assets; and

•	a sixth open-end mutual fund, Cohen & Steers Institutional Realty Shares, Inc., to bear all of this fund's operating expenses.

       When we waive investment advisory fees or bear expenses otherwise payable by a mutual fund, this provides a direct benefit to the mutual fund investors by lowering the expenses associated with investing in the fund and improving the fund's investment performance. These agreements to waive fees and bear expenses reduce our revenue and increase our expenses, and thereby reduce our operating income, by an amount equal to the fees waived or expenses borne. We agree to waive investment advisory fees and bear expenses payable by a mutual fund because we believe this enhances the sales effort for the fund and thereby increases the assets that we manage.

       Although the agreements we have with closed-end mutual funds to waive investment advisory fees otherwise payable by the funds specify that they are to begin to expire in 2006 and continuing through 2012, this would reduce the investment performance of the funds and may not occur. Each of our investment advisory agreements with a mutual fund, including the fees payable under the agreement, is subject, following the initial two year term, to annual approval by the mutual fund's Board of Directors, including at least a majority of the independent directors.

       The table below describes each closed-end mutual fund's investment advisory fee that is scheduled to be charged giving effect to the amount of the fee that we have agreed to waive for each year.

Closed-End Fund Investment Advisory Fees

       (Actual advisory fee charged or scheduled to be charged as a percentage of managed assets)

Year	Cohen & Steers Advantage Income Realty Fund, Inc. (through 12/31)	Cohen & Steers Quality Income Realty Fund, Inc. (through 12/31)	Cohen & Steers Premium Income Realty Fund, Inc. (through 8/30)	Cohen & Steers REIT and Utility Income Fund, Inc. (through 1/31)	Cohen & Steers Select Utility Fund, Inc. (through 3/31)
2005	0.43%	0.53%	0.55%	0.65%	0.65%
2006	0.50%	0.53%	0.55%	0.65%	0.65%
2007	0.57%	0.59%	0.55%	0.65%	0.65%
2008	0.64%	0.65%	0.60%	0.65%	0.65%
2009	0.71%	0.71%	0.65%	0.65%	0.65%
2010	0.78%	0.78%	0.70%	0.70%	0.70%
2011	0.85%	0.83%	0.75%	0.75%	0.75%
2012	0.85%	0.85%	0.80%	0.80%	0.80%
2013	0.85%	0.85%	0.80%	0.85%	0.85%

Year	Cohen & Steers REIT and Preferred Income Fund, Inc.	Cohen & Steers Total Return Realty Fund, Inc.	Cohen & Steers Dividend Majors Fund, Inc.	Cohen & Steers Worldwide Realty Income Fund, Inc. (through 3/31)
2005	0.65%	0.70%	0.75%	0.50%
2006	0.65%	0.70%	0.75%	0.50%
2007	0.65%	0.70%	0.75%	0.50%
2008	0.65%	0.70%	0.75%	0.65%
2009	0.65%	0.70%	0.75%	0.80%
2010	0.65%	0.70%	0.75%	0.95%
2011	0.65%	0.70%	0.75%	0.95%
2012	0.65%	0.70%	0.75%	0.95%
2013	0.65%	0.70%	0.75%	0.95%

       We have also agreed to waive fees and/or bear expenses for Cohen & Steers Realty Focus Fund, Inc., Cohen & Steers Utility Fund, Inc., Cohen & Steers International Realty Fund, Inc., Cohen & Steers VIF Realty Fund, Inc. and Cohen & Steers Dividend Value Fund, Inc. for a one-

year period. In contrast to the fee waivers on the closed-end mutual funds, the decision of whether to extend the open-end mutual fund waivers and bear expenses is considered annually.

       The following table discloses the actual advisory fees waived and expenses borne for each mutual fund for which we are the investment advisor for the year ended December 31, 2005.

Investment Advisory Fees Waived/Expenses Borne

(in thousands)	2005
Closed-end mutual fund investment advisory fees waived
Cohen & Steers Advantage Income Realty Fund, Inc	$3,685
Cohen & Steers Premium Income Realty Fund, Inc	2,783
Cohen & Steers Quality Income Realty Fund, Inc	4,131
Cohen & Steers REIT and Preferred Income Fund, Inc	—
Cohen & Steers REIT and Utility Income Fund, Inc	3,816
Cohen & Steers Select Utility Fund, Inc	3,038
Cohen & Steers Total Return Realty Fund, Inc	—
Cohen & Steers Dividend Majors Fund, Inc.	—
Cohen & Steers Worldwide Realty Income Fund, Inc.	1,411

Total	$18,864

Open-end mutual fund expenses borne
Cohen & Steers Realty Focus Fund, Inc	$268
Cohen & Steers Institutional Realty Shares, Inc	1,034
Cohen & Steers Realty Shares, Inc	—
Cohen & Steers Realty Income Fund, Inc	—
Cohen & Steers International Fund, Inc	162
Cohen & Steers Utility Fund, Inc	141
VIF Realty Fund, Inc	168
Cohen & Steers Dividend Value Fund, Inc	218

Total	$1,991

       For the year ended December 31, 2005, we paid organizational costs of $1.7 million and $0.7 million, respectively on behalf of two closed-end mutual funds and three open-end mutual funds, respectively.

Internet Realty Partners, L.P.

       Since March 2000, we have provided investment advisory and management services to Internet Realty Partners, L.P. (“IRP”), a limited partnership formed to invest in real estate-related technology companies. A number of our employees, including Mr. Cohen, Mr. Steers, Mr. Harvey, Mr. Corl, Mr. Derechin, Mr. McCombe and Mr. Stoller, have invested in and/or act in the capacity of directors or officers of IRP. In addition, Mr. Cohen and Mr. Steers, and certain family trusts of Mr. Cohen and Mr. Steers, own in the aggregate a 50% interest in IRP Management, LLC (“IRP Management”), the general partner to IRP. Mr. Harvey owns a less than 5% interest in the General Partner. We are contractually entitled to a management fee for our services as investment advisor and manager equal to 2% of the value of the total commitments of the partners of IRP less the cost basis of any investments sold by IRP and distributed to the IRP partners. However, because it has been doubtful that IRP will be able to pay us our management fee, we did not record any revenue for this arrangement in 2005. In addition, IRP Management is entitled to receive 25% of IRP's profits after repayment of the Partners' capital contributions (“Carried Interest Distributions”). As of this date, IRP Management has not received any Carried Interested Distributions and there is no current expectation that any Carried Interest Distributions will be made to IRP Management. As of December 31, 2005, the total assets of IRP were approximately $4.8 million.

Transactions with Directors

       From time to time, certain members of the Compensation Committee may have investments in various Cohen & Steers investment products. Such transactions are made in the ordinary course of business and on substantially the same terms as with any of our other clients.

ITEM 2:
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       At its meeting on February 17, 2006, the Board of Directors, upon the recommendation of its Audit Committee, appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2006. Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Recommendation of the Board

       The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2006.

Fees Incurred by Cohen & Steers for Deloitte & Touche LLP

       Aggregate fees billed to us for the fiscal years ended December 31, 2005 and 2004 by our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, are set forth below.

	2005	2004
Audit Fees(a)	$770,500	$405,000
Audit Related Fees(b)	—	36,000
Tax Fees(c)	166,500	40,000
All Other Fees(d)	20,408	1,216,494

Total	$957,408	$1,697,494

(a)	Fees for audit services billed in 2004 and 2005 consisted primarily of:
	•	Audit of our annual financial statements.

	•	Audit of our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

	•	Reviews of our quarterly financial statements.

	•	Consultation on accounting and financial reporting standards arising during the course of the audit or review.

	•	Review of annual and interim report materials.

	•	Review and required procedures related to SEC filings.

	•	Attendance at audit committee meetings at which matters relating to the audit or review were discussed.
(b)	Fees for audit-related services billed in 2004 consisted primarily of financial accounting and reporting consultations not arising in the ordinary course of the audit or review, and performance of agreed upon procedures.
(c)	In 2005 and 2004, tax services primarily reflect the preparation of the tax return for our predecessor and consultations regarding tax issues related to the company.
(d)	All other fees in 2004 principally include services rendered by Deloitte & Touche in connection with our initial public offering and in 2005 consisted of partial payment of the audit fee related to Houlihan Rovers.

Audit Committee Pre-Approval Policy

       In accordance with the Cohen & Steers Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

       The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services (even though the pre-approval of fees is not required by the SEC rules) and the other terms of the engagement.

       Periodically, and no later than at its first meeting of each fiscal year, the Audit Committee reviews and pre-approves all audit, audit-related, tax and all other services that we expect to be performed by our independent registered public accounting firm for us. The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

       In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Policy to the Audit Committee at its next scheduled meeting.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF STOCKHOLDERS

       In accordance with the rules of the SEC, to be considered for inclusion in our Proxy Statement and form of proxy for our 2007 Annual Meeting of Shareholders, a stockholder proposal must be received by us at our principal executive offices at 280 Park Avenue, New York, New York 10017 by December 2, 2006. The proposal should be sent to the attention of our Corporate Secretary.

       In addition, our Bylaws set forth procedures to be followed by stockholders who wish to bring business before an annual meeting of stockholders or nominate candidates for election to the Board of Directors at an annual meeting of stockholders. Such procedures require that the stockholder give timely written notice to our Corporate Secretary. To be timely, such notice must be delivered to the principal executive offices of Cohen & Steers not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, provided, that in the event that the date of the annual meeting is more than 20 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the 120th day prior to and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

OTHER MATTERS

       The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Lawrence B. Stoller Corporate Secretary

Appendix I

COHEN & STEERS, INC.

PROXY
SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned appoints Lawrence B. Stoller and Salvatore Rappa, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Cohen & Steers, Inc. held of record by the undersigned as of March 10, 2006, at the 2006 Annual Meeting of Stockholders to be held on May 2, 2006, beginning at 9:00 a.m., local time, at Cohen & Steers corporate headquarters located at 280 Park Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

     If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1 and FOR the ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm in Item 2.

     This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Cohen & Steers written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

     (This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

COHEN & STEERS, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 2, 2006
9:00 A.M., Local Time

COHEN & STEERS, INC.
280 PARK AVENUE
NEW YORK, NEW YORK

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR the ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm in Item 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

All shares will be voted as instructed below. In the absence of instructions, all shares will be voted FOR all nominees listed in Item 1 and FOR Item 2.

1.	Election of Directors			2.	Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm.
	Nominees: 01 Martin Cohen 02 Robert H. Steers 03 Richard E. Bruce 04 Peter L. Rhein 05 Richard P. Simon 06 Edmond D. Villani	FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
					FOR	AGAINST	ABSTAIN
		☐	☐		☐	☐	☐

FOR all nominees, except vote withheld from the following nominees (if any):

Signature _________________________________ Signature _________________________________ Date ________________
IMPORTANT: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/cns Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.